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                                                                     Exhibit 5.1






                                                                   July 15, 2002

Enodis Plc
Washington House
40-41 Conduit Street
London
W1S 2YQ




Ladies and Gentlemen:

We have acted as your special United States counsel in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of a proposed exchange offer of unrestricted L100,000,000 10 3/8% Senior Notes due 2012 (the "Notes") issued by you for your outstanding L100,000,000 10 3/8% Senior Notes due 2012, as described in the Registration Statement on Form F-4 (File No. 333-85102) filed with the United States Securities and Exchange Commission (the "Registration Statement"). The Notes will be issued pursuant to an indenture dated as of March 26, 2002 (the "Indenture") between you and The Bank of New York, as trustee (the "Trustee").

We have examined such certificates, corporate records and other documents, and such matters of law, as we have deemed necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (a) the Indenture represents your valid and legally binding obligation subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles and (b) when (i) the Registration Statement has become effective under the Securities Act and (ii) the Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, the Notes will constitute your valid and legally binding obligations, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

We also confirm that we have reviewed the information in the Registration Statement under the caption "Taxation - United States Taxation" and that the discussion contained therein is our opinion.

The foregoing opinions are limited to the federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction. Our opinion as to the section "Taxation - United States Taxation" in the


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Registration Statement is limited to the federal income tax laws of the
United States and is based upon existing provisions of the U.S. Internal Revenue Code of 1986 (as amended), the Treasury regulations thereunder and reported interpretations thereof by the Internal Revenue Service or the courts in effect as of the date hereof. With respect to all matters of English law, we note that you have been provided with the opinion, dated the date hereof, of Clifford Chance, your special U.K. counsel.

In addition, with respect to the foregoing opinions we have relied as to certain matters on information obtained from your officers and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption that we have not independently verified.

Very truly yours,


/s/ CLIFFORD CHANCE

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